Exhibit 10.1

CONFIDENTIAL

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) is made this 12th day of May, 2021, by ProSight Global, Inc. (“the “Company”) and Robert Bailey (the “Executive”).

WHEREAS, the Executive has informed the Company of his intent to retire from his role as Chief Underwriting Officer on May 12, 2021, and the Company has requested that the Executive transition his responsibilities to his successor and provide certain services to the Company after such date, and

WHEREAS the parties agree that the Executive shall continue to be employed until the Termination Date (as defined below) in exchange for certain consideration.

NOW, THEREFORE, in consideration of such services and the mutual covenants and promises herein contained, the Company and the Executive hereby agree as follows:

1.       Transition Period and Termination of Employment.

(a)       Effective as of May 12, 2021 (the “Transition Date”), the Executive shall resign from his position as Chief Underwriting Officer of the Company and its subsidiaries. From the Transition Date through the earlier of (i) the Closing Date (as defined in that certain Agreement and Plan of Merger, dated as of January 14, 2021, by and among Pedal Parent, Inc., Pedal Merger Sub, Inc. and the Company (the “Merger Agreement”)) of the transaction contemplated by the Merger Agreement and (ii) September 1, 2021 (the “Termination Date”), the Executive shall continue to be an employee of the Company and shall perform the duties set forth in Exhibit A (collectively, the “Duties”). The period from the Transition Date through the Termination Date shall be referred to as the “Transition Period.” During the Transition Period, the Executive shall continue be paid his current base salary in accordance with the Company’s existing payroll procedures.

(b)       On the Termination Date, the Executive’s employment with the Company and its subsidiaries and affiliates will terminate and the Executive shall be deemed to have resigned from all positions the Executive holds with the Company. If requested by the Company, the Executive will confirm any such resignations in writing. For the avoidance of doubt, prior to the Termination Date, the Executive shall be an employee of the Company and shall not provide services to any other person, firm or organization, other than services without compensation to not-for-profit organizations that do not interfere with the Executive’s duties or as otherwise approved by the Company.

2.       Cash Severance and Treatment of Outstanding Equity Awards and Shares.

(a)       Cash Severance. Subject to Section 3 and the Executive’s continued service to the Company through the Termination Date and ongoing compliance with the restrictive covenants described in Section 5, the Executive shall receive the Severance Payments described in Section 3.2 of his Employment Agreement with the Company, dated as of August 7, 2019 (the “Employment Agreement”) in a lump sum. In the event that the Closing Date takes place prior to September 1, 2021 such that the Termination Date occurs prior to September 1, 2021, the lump sum Severance Payments shall be increased to include payment of the Executive’s current base salary through September 1, 2021, and the Executive’s Target Pro Rata Bonus (as defined in the Employment Agreement) shall be pro-rated through and including September 1, 2021 (such that the Executive’s Target Pro Rata Bonus shall be equal to 75% of the Executive’s target bonus for the 2021 calendar year). The lump sum Severance Payments shall be paid to Executive within 14 days of the effectiveness of the Release described in Section 3.

(b)       Subject to Section 3 and the Executive’s satisfactory performance of the Duties in Exhibit A through the Termination Date and ongoing compliance with the restrictive covenants described in Section 5 of this Agreement, the Executive’s outstanding equity awards will, to the extent not previously vested, vest in full on the Termination Date and will be settled in cash at a price of $12.85 per share.

3.       Release of Claims. In exchange for the consideration set forth in Sections 2 and, if applicable, Section 4(b) of this Agreement, the Executive agrees to sign a general release of claims in favor of the Company, substantially in the form attached hereto as Exhibit B (the “Release”), which Release must be executed within twenty-one (21) days of the date of the Executive’s termination of employment and must not be revoked for seven (7) days thereafter, at which point the Release will become irrevocable. The payment (or first payment) of any amounts payable contingent upon the effectiveness of the Release shall be made on the first payroll date following the date that the Release becomes effective.

4.       Termination of Employment Before the Termination Date.

(a)       Accrued Amounts. Upon the Executive’s termination of employment for any reason, the Executive will be entitled to receive (i) base salary earned but unpaid through the date of termination, (ii) any accrued and unpaid employee benefits under any plans or programs of the Company, pursuant to the terms of such plans and (iii) any unreimbursed expenses in accordance with the expense reimbursement policy of the Company (the “Accrued Amounts”).

(b)       Mutually Agreed Termination Before the Termination Date. If the Executive and the Company mutually agree to terminate the Executive’s employment after the Transition Date but before the Termination Date, subject to Section 3 and the Executive’s continued service to the Company through such mutually agreed termination date and ongoing compliance with the restrictive covenants described in Section 5 of this Agreement, with respect to the benefits provided in subsection (ii) and (iii) of this Section 4(b), the Executive will be entitled to receive (i) the Accrued Amounts, (ii) the Cash Severance as set forth in Section 2(a) of this Agreement and (iii) the vesting in respect of the Executive’s equity awards as set forth in Section 2(b) of this Agreement.

(c)       Termination Due to Death or Disability. In the event of the Executive’s death or disability before the Termination Date, the Executive will be entitled to receive the benefits contained in Sections 4(b)(i) through (iii), provided that in the event of the Executive’s disability, the benefits contained in Sections 4(b)(ii) and (iii) will be subject to Section 3 and the Executive’s ongoing compliance with the restrictive covenants described in Section 5 of this Agreement.

(d)       Termination Without Cause or For Good Reason. In the event the Company terminates the Executive’s employment without Cause (as defined in the Employment Agreement) or Executive resigns his employment for Good Reason (as defined in the Employment Agreement, provided that the Executive agrees that the changes to his position and duties as agreed hereto in this Agreement shall not constitute “Good Reason”) before the Termination Date, the Executive will be entitled to receive the benefits contained in Section 4(b)(i) through (iii), subject to Section 3 and the Executive’s ongoing compliance with the restrictive covenants described in Section 5 of this Agreement.

(e)       Termination for Cause or Without Good Reason. In the event that the Company terminates the Executive’s employment for Cause before the Termination Date or the Executive resigns without Good Reason before the Termination Date, unless otherwise agreed by the parties pursuant to Section 4(b), the Transition Period will end, and the Executive will only be entitled to receive the Accrued Amounts.

5.       Restrictive Covenants. The Executive affirms that the restrictive covenants set forth in Section 4 of the Employment Agreement (the “Restrictive Covenants”) will continue to apply following the termination of his employment in accordance with their terms. In the event that the Company believes that Executive has breached any of the Restrictive Covenants, the Company shall provide the Executive with written notice of the alleged breach. Upon receipt of such notice, Executive shall have a period of 10 (ten) business days to cure such breach (the “Notice Period”). If after the Notice Period, the Company does not believe that the alleged breach has been cured, the Company shall notify the Executive of same and may pursue the legal remedies noted herein. In the event that a Court of competent jurisdiction makes a finding that Executive has breached any of the Restricted Covenants, Executive acknowledges and agrees that he will pay damages to the Company within five days of demand in the amount of 10% of the Severance Payments for each such violation, without waiving the release granted herein. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive’s post termination obligations under the Employment Agreement or Executive’s obligations under this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of Executive’s violation of any such provision of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual or consequential damage or the necessity of posting a bond.

6.       Section 409A.

(a)       Compliance. The intent of the parties is that payments and benefits under this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the regulations and guidance thereunder, “Section 409A”); accordingly, to the maximum extent permitted, the Agreement shall be interpreted accordingly. The Parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to the Executive the after-tax economic equivalent of what otherwise has been provided to the Executive pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Executive by Section 409A or any damages for failing to comply with Section 409A.

(b)       Six-Month Delay for Specified Employees. If any payment, compensation or other benefit provided to the Executive in connection with the Executive’s employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the Executive’s Termination Date (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefor were paid by the Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during such six-month period promptly after its conclusion.

(c)       Termination as Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service. As permitted by Treasury Regulation 1.409A-1(h)(1)(ii), 49% shall be substituted in lieu of 20% for the average level of bona fide services performed during the immediately preceding 36 month period in order to constitute a “separation from service.”

(d)       Payments for Reimbursements, In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(e)       Payments within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)       Installments as Separate Payment. If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

7.       Miscellaneous Provisions.

(a)       Withholding Taxes. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to the Executive hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions that the Company is from time to time required to withhold.

(b)       Publicity. The Executive shall have the right to review and approve any public announcement of his retirement, including the terms of this Agreement.

(c)       Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflicts of law. The parties agree that venue is proper in New York.

(d)       Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of the Executive’s death, all amounts payable hereunder to the Executive that are then unpaid, shall be paid to the Executive’s beneficiary designated by him in writing to the Company or, in the absence of such designation, to the Executive’s estate.

(e)       Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereto and supersedes any and all prior agreements, arrangements and understandings, whether written or oral, between the Parties with respect thereto, except as to references to the Employment Agreement herein This Agreement may not be altered or modified other than in a writing signed by the Executive and an authorized representative of the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PROSIGHT GLOBAL, INC.

By:	/s/ Larry Hannon
Name:	Larry Hannon
Title:	President and CEO

EXECUTIVE

By:	/s/ Robert Bailey
Robert Bailey

EXHIBIT A

DUTIES

•	Finalize reinsurance submission process
•	Other reasonable duties as may be assigned by the CEO (Larry Hannon) of the Company, such as assisting the new CUO in their transition

EXHIBIT B

GENERAL RELEASE OF ALL CLAIMS

This General Release of all Claims (this “Agreement”) is entered into by Robert Bailey (“Executive”) on [●] (the “Effective Date”).

In consideration of the promises set forth in the Transition and Separation Agreement among Executive and ProSight Global, Inc. (the “Company”) dated [●], 2021, as amended from time to time (the “Separation Agreement”), as well as any promises set forth in this Agreement, Executive and the Company agrees as follows:

(1)	Executive’s General Release and Waiver of Claims

For purposes of this Agreement, the “Released Parties” means, individually and collectively, the Company, its parent, subsidiary, and affiliated companies, GS Capital Partners VI Fund, L.P., and its subsidiaries and affiliated funds, TPG Partners VI, L.P. and its direct and indirect parent companies, subsidiaries and affiliates, including affiliated investment funds and management companies, and each of such entities’ successors, assigns, current or former employees, officers, directors, owners, shareholders, representatives, administrators, fiduciaries, agents, insurers, and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of any such programs).

Except as provided in the next paragraph, in consideration of the payments made and to be made, and benefits provided and to be provided, to Executive pursuant to the Separation Agreement, Executive hereby unconditionally and forever releases, discharges and waives any and all actual and potential claims, liabilities, demands, actions, causes of action, suits, costs, controversies, judgments, decrees, verdicts, attorneys’ and consultants’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, other than the Excluded Obligations (as defined below) (the “Released Claims”) against the Released Parties. The Released Claims include any and all matters relating to Executive’s employment including, without limitation, claims or demands related to salary, bonuses, commissions, stock, equity awards, or any other ownership interest in the Company or any of their affiliates, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims for discrimination based upon race, color, sex, creed, national origin, age, disability or any other characteristic protected by federal, state or local law or any other violation of any Equal Employment Opportunity Law, ordinance, rule, regulation or order, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act; claims under the Employee Retirement Income Security Act of 1974, as amended; the Equal Pay Act; the Fair Labor Standards Act, as amended; the Family and Medical Leave Act of 1993, as amended; the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the New York State Human Rights Law, the New York Labor Law, the New York State Civil Rights Law, the New York City Human Rights Law, New Jersey Law Against Discrimination, New Jersey Conscientious Employee Protection Act, The New Jersey Family Leave Act, The New Jersey Wage Payment Law, The New Jersey Wage and Hour Law, The New Jersey Equal Pay Act, retaliation claims under the New Jersey Workers’ Compensation Law, or the laws of any country governing discrimination in employment, the payment of wages or benefits, or any other aspect of employment. The Released Claims also include claims for wrongful discharge, fraud or misrepresentation under any statute, rule or regulation or under the common law and any other claims under the common law.

Notwithstanding the foregoing, Executive does not release, discharge or waive any claims related to (1) rights to payments and benefits provided under the Separation Agreement that are contingent upon the execution by Executive of this Agreement, (2) any vested equity interest in the Company or an affiliate, (3) rights under the ProSight Global, Inc. Stockholders Agreement, dated July 29, 2019, and any equity ownership agreement, (4) rights to any vested benefits or rights under any health and welfare plans or other employee benefit plans or programs sponsored by the Company or an affiliate (including by way of example and without limitation, the Executive’s right to pursue a claim for benefits under the Company’s or an affiliate’s group health plan with respect to a claim arising prior to the date of this Agreement), (5) rights as an equity holder of the Company or an affiliate, (6) rights to be indemnified and/or advanced expenses under any corporate document of the Company or an affiliate, any agreement or pursuant to applicable law or to be covered under any applicable directors’ and officers’ liability insurance policies, (7) any claim or cause of action to enforce the Executive’s rights under this Agreement, (8) any right to receive an award from a government agency under its whistleblower program for reporting in good faith a possible violation of law to such government agency, (10) any recovery to which Executive may be entitled pursuant to applicable workers’ compensation and unemployment insurance laws, (11) Executive’s right to challenge the validity of the waiver and release of ADEA claims, and (12) any right where a waiver is expressly prohibited by law (the “Excluded Obligations”).

(2)	Executive’s Release and Waiver of Claims Under the Age Discrimination in Employment Act

Executive acknowledges that the Company hereby advised Executive to consult with an attorney of Executive’s choosing, and through this Agreement advise Executive to consult with Executive’s attorney with respect to possible claims under the ADEA, and Executive acknowledges that Executive understands that the ADEA is a federal statute that prohibits discrimination, on the basis of age, in employment, benefits and benefit plans. Executive wishes to knowingly and voluntarily waive any and all claims under the ADEA that Executive may have, as of the Effective Date, against the Released Parties, and hereby waives such claims. Executive further understands that, by signing this Agreement, Executive is in fact waiving, releasing and forever giving up any claim under the ADEA against the Released Parties that may have existed on or prior to the Effective Date. Executive acknowledges that the Company has informed Executive that Executive has, at his or her option, at least twenty-one (21) days following the Effective Date in which to sign the waiver of this claim under ADEA, which option Executive may waive by signing this Agreement prior to the end of such twenty-one (21) day period. Executive also understands that Executive has seven (7) days following the date on which Executive signs this Agreement within which to revoke the release contained in this paragraph, by providing to the Company a written notice of Executive’s revocation of the release and waiver contained in this paragraph. Executive further understands that this right to revoke the release contained in this paragraph relates only to this paragraph and does not act as a revocation of any other term of this Agreement.

(3)	Proceedings

Executive has not filed, and agrees not to initiate or cause to be initiated on Executive’s behalf, any complaint, charge, claim or proceeding against the Company or any other Released Party before any local, state or federal agency, court or other body relating to the Released Claims (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. Executive waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding. For the avoidance of doubt, this Section 3 shall not apply to the Excluded Obligations.

(4)	Remedies

If Executive initiates or voluntarily participates in any Proceeding, or if Executive fails to abide by any of the terms of this Agreement or the restrictive covenants contained in the Separation Agreement, or if Executive revokes the ADEA release contained in Section 2 of this Agreement within the seven (7)-day period provided under Section 2, the Company may, in addition to any other remedies they may have, reclaim any amounts paid to Executive under the termination provisions of the Separation Agreement or terminate any benefits or payments that are subsequently due under the Separation Agreement and are payable based on Executive executing this Agreement, without waiving the release granted herein. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive’s post-termination obligations under the Separation Agreement or Executive’s obligations under Sections 1, 2 and 3 of this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of Executive’s violation of any such provision of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual or consequential damage or the necessity of posting a bond. This provision shall not adversely affect any rights Executive may have under the ADEA.

Executive understands that by entering into this Agreement Executive will be limiting the availability of certain remedies that Executive may have against the Company and limiting also Executive’s ability to pursue certain claims against the Company.

(5)	Severability Clause

In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

(6)	Non-admission

Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Executive, the Company or any of the Released Parties.

(7)	Governing Law

The validity, interpretation, construction and performance of this Agreement and disputes or controversies arising with respect to the transactions contemplated herein shall be governed by the laws of the State of New York, irrespective of New York’s choice-of-law principles that would apply the law of any other jurisdiction.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS AGREEMENT AND THAT EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT EXECUTIVE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL.

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IN WITNESS WHEREOF, the Executive has executed this Agreement as of the date set forth below (or, if Executive does not include a date under Executive’s signature line, the date set forth shall be the date this Agreement, signed by Executive, is received by either of the Company).

EXECUTIVE

Name: Robert Bailey
Address: [●]

Dated: _____________
(signed by Employee) (received by Company)

[Signature Page to General Release]